EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 145 to Registration Statement No. 02-90946 on Form N-1A of our report dated December 18, 2008, relating to the financial statements and financial highlights of Eaton Vance Mutual Funds Trust, including Eaton Vance Strategic Income Fund, appearing in the Annual Report on Form N-CSR of Eaton Vance Mutual Funds Trust for the year ended October 31, 2008, and to the references to us under the headings ‘‘Financial Highlights’’ in the Prospectus, ‘‘Independent Registered Public Accounting Firm’’ in the Statement of Additional Information, and item ‘‘6.’’ in the Supplement to the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts July 30, 2009